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EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS

                                                                         Years Ended December 31,
                                                         2003          2002         2001          2000         1999
                                                     -----------   -----------  -----------   -----------  -----------
Income (loss) before income taxes, minority
  interest and extraordinary item                    $    15,780   $       645  $    (1,037)  $   12,288   $     8,284

Fixed charges deducted from earnings                       9,999        11,271       11,812       13,361        15,293
                                                     -----------   -----------  -----------   ----------   -----------

Earnings available for payment of fixed charges      $    25,779   $    11,916  $    10,775   $   25,649   $    23,577
                                                     ===========   ===========  ===========   ==========   ===========

Fixed charges:

  Interest expense, net                              $     8,257   $     9,403  $    10,141   $   11,669   $    13,576

  Amortization of deferred financing fees                    938         1,029        1,029        1,039         1,151

Portion of rent deemed to be interest                        804           839          642          653           566
                                                     -----------   -----------  -----------   ----------   -----------

Total fixed charges                                  $     9,999   $    11,271  $    11,812   $   13,361   $    15,293
                                                     ===========   ===========  ===========   ==========   ===========

Ratio of earnings to fixed charges                           2.6           1.1          0.9          1.9           1.5
                                                     ===========   ===========  ===========   ==========   ===========
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